EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 9, 2022

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $373,000 or $0.05 diluted earnings per share for the three months ended September 30, 2022, compared to net earnings of $568,000 or $0.07 diluted earnings per share for the three months ended September 30, 2021, a decrease of $195,000 or 34.3%.

The decrease in net earnings for the quarter ended September 30, 2022, was primarily attributable to lower non-interest income, higher provision for loan loss, and lower net interest income, which were partially offset by lower non-interest expense, and lower income tax. Non-interest income decreased $130,000 or 57.0% to $98,000 due primarily to a decrease in net gains on sales of loans. Interest rates have risen significantly since March 2022, which has resulted in a reduced number of customers interested in long-term fixed rate loans, which the Company routinely sells to the FHLB of Cincinnati after they are originated. Management determined that a $113,000 provision for loan loss was prudent in light of the relatively large increase in the loan portfolio during the recently-ended quarter. Loans, net, increased $18.1 million or 6.6% and totaled $292.7 million at September 30, 2022, compared to $274.6 million at June 30, 2022. Net interest income decreased $73,000 or 2.9% to $2.4 million for the recently-ended quarter primarily due to decreased interest income, which decreased $89,000 or 3.0% compared to the quarter ended September 30, 2021. Compared to the prior year period, non-interest expense decreased $53,000 or 2.7% and totaled $1.9 million for the three months ended September 30, 2022, primarily due to decreased employee compensation and benefits expense. Income tax expense decreased $68,000 or 37.0% and totaled $116,000 for the three months just ended.

At September 30, 2022, assets totaled $330.9 million, an increase of $2.8 million or 0.9%, from $328.1 million at June 30, 2022. As mentioned herein, this increase was attributed primarily to an increase in loans, net, as well as an increase in investment securities. Somewhat offsetting the increase in loans, net, and investment securities, was a decrease of $17.2 million or 66.6% in cash and cash equivalents, which totaled $8.6 million at September 30, 2022. Total liabilities increased $3.2 million or 1.2% to $279.3 million at September 30, 2022, as advances increased $16.7 million or 50.0% to $50.8 million and deposits decreased $13.6 million or 5.7% to $226.3 million at September 30, 2022.

At September 30, 2022, the Company reported its book value per share as $6.33. Shareholders’ equity decreased $396,000 or 0.8% to $51.6 million at September 30, 2022 compared to June 30, 2022. The decrease in shareholders’ equity was primarily associated with unrealized losses on available-for-sale securities, which totaled $430,000 at September 30, 2022. Other changes to shareholders’ equity included net profits for the period, less dividends paid on common stock.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, and the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2022.

Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2022, the Company had approximately 8,154,695 shares outstanding of which approximately 58.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2022	2022
(In thousands, except share data)	(Unaudited)

Assets
Cash and Cash Equivalents	$8,635	$25,823
Investment Securities	14,472	10,816
Loans available-for sale	-	152
Loans, net	292,659	274,583
Real estate acquired through foreclosure	10	10
Goodwill	947	947
Other Assets	14,194	15,749
Total Assets	$330,917	$328,080
Liabilities
Deposits	$226,292	$239,857
FHLB Advances	50,752	34,066
Other Liabilities	2,244	2,132
Total Liabilities	279,288	276,055
Shareholders’ Equity	51,629	52,025
Total Liabilities and Equity	$330,917	$328,080
Book Value Per Share	$6.33	$6.38
Tangible book value per share	$6.22	$6.26

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2022	2021
	(Unaudited)
Interest Income	$2,885	$2,974
Interest Expense	453	469
Net Interest Income	2,432	2,505
Provision for Losses on Loans	113	-
Non-interest Income	98	228
Non-interest Expense	1,928	1,981
Income Before Income Taxes	489	752
Income Taxes	116	184
Net Income	$373	$568
Earnings per share:
Basic and diluted	$0.05	$0.07
Weighted average outstanding shares:
Basic and diluted	8,154,238	8,216,511